Exhibit 99.1

Contacts

Investors: Doug Pike, 713-309-4590

Media: Susan Moore, 713-652-4645

Lyondell Converts Series B Common Stock to Unregistered Common Stock

No Change in Total Common Stock Share Count

HOUSTON (December 10, 2004) -- Lyondell Chemical Company (NYSE: LYO) today announced that its Board of Directors has elected to convert the company's outstanding shares of Series B Common Stock, held solely by Occidental Petroleum (through a subsidiary), to Common Stock on December 31, 2004. These shares will not be registered at the time of the conversion.

Dividends on these newly converted shares will be paid in cash, avoiding dilution related to payment-in-kind dividends on shares of Series B Common Stock.

The conversion does not change the total number of outstanding shares which currently is approximately 242 million.

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Lyondell Chemical Company, headquartered in Houston, Texas, is North America's third-largest independent, publicly traded chemical company. Lyondell is a major global manufacturer of basic chemicals and derivatives including ethylene, propylene, titanium dioxide, styrene, polyethylene, propylene oxide and acetyls. It also is a significant producer of gasoline blending components. The company has a 58.75 percent interest in LYONDELL-CITGO Refining LP, a refiner of heavy, high-sulfur crude oil. Lyondell is a global company operating on five continents and employs approximately 10,000 people worldwide.